Execution Version
RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (the “Agreement”) is made and entered into effective as of September 29, 2022 (the “Effective Date”), by and between DMC Global Inc., a Delaware corporation (the “Company”), and Michael Kuta (the “Executive”).

WI T N E S S E T H:

WHEREAS, the Executive and the Company are parties to that certain Employment Letter Agreement dated as of February 23, 2014 (the “Employment Agreement”), pursuant to which Executive serves as the Company’s Chief Financial Officer;

WHEREAS, the Executive intends to retire from the Company, and the parties mutually desire to arrange for the retirement to be under certain terms and conditions intended to provide for a smooth transition of Executive’s duties and responsibilities to Executive’s successor; and

WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Employment Until Retirement. Executive hereby agrees to continue as an employee of the Company through his targeted retirement date of March 5, 2023 (the “Retirement Date”). Until the earlier of (x) the Retirement Date, or (y) the date on which the Executive’s successor as Chief Financial Officer commences employment with the Company and assumes the role of Chief Financial Officer (the “CFO Succession Date”), Executive shall continue to have the responsibilities, duties, and authority attendant to his position as in effect immediately prior to the Effective Date; provided, however, that Executive shall also perform such succession planning and transition activities as are reasonably requested by the Company’s Chief Executive Officer, including, but not limited to, using his reasonable efforts to ensure a smooth transition of his duties to the successor Chief Financial Officer or other officers of the Company. Executive shall resign all officer positions with the Company and its affiliates effective as of the CFO Succession Date and shall retire from his position as an employee of the Company on the Retirement Date. From and until his termination of employment from the Company, and except as set forth herein, Executive’s employment shall continue to be governed by the Employment Agreement (and the Company’s proprietary information and inventions and non-compete agreement executed by Employee) and Executive’s compensation and benefits shall continue and be unaffected by this Agreement; provided, however, that unless otherwise determined by the Compensation Committee of the Company’s Board of Directors, the Executive shall not be entitled to an annual bonus for calendar year 2023 and shall not receive any additional equity incentive awards from the Company after the Effective Date.

2.Retirement. In the event Executive fulfills his obligations under Section 1 hereof, Executive shall retire from the Company on the Retirement Date and the Company shall pay or provide to Executive the benefits set forth in this Section 2, contingent upon the execution (without revocation) by Executive of the Waiver and Release as described in Section 3 below.

a.2022 Annual Bonus. To the extent not yet paid as of the Retirement Date, Executive shall be entitled to a bonus for the 2022 fiscal year of the Company based on the overall corporate performance rating used for purposes of calculating 2022 senior management team bonuses generally, and such bonus shall be paid in calendar year 2023 at the same time as fiscal 2022 bonuses are paid to the other members of the Company’s senior management team.
b.Amendment to Vesting Schedule Upon Retirement. To the extent not yet vested, Executive’s outstanding equity awards shall vest in full as of the Retirement Date, with any Performance Units deemed to be earned at the “Target” level. Based on Executive’s current outstanding equity awards and scheduled vesting of such awards prior to the Retirement Date, the awards that would vest in full as of the Retirement Date would be (i) 16,561 restricted share awards and (ii) 17,051 performance units (at target). Settlement of all such equity incentive awards shall occur as soon as reasonably practicable and in all events within 74 days following the Retirement Date. The Company agrees to satisfy all tax withholding requirements associated with the settlement of the equity incentive awards by withholding shares at the market value of such shares as of the date on which such awards become taxable, based on the highest marginal rates in effect in the Executive’s tax jurisdictions.

c.Medical Stipend. The Company shall pay or provide to Executive a stipend in the amount of $25,520.00 that Executive may, but need not, use for COBRA coverage under the Company’s medical and dental plans (the “Medical Stipend”). The Medical Stipend shall be paid or provided in a lump sum no later than 74 days following the Retirement Date.

3.Waiver and Release. In consideration for the Executive’s execution of and compliance with this Agreement, and the execution of the Waiver and Release attached hereto as Exhibit A, the Company shall provide the benefits set forth above in Section 2. This consideration is provided subject to the binding execution, without revocation prior to the 8th day following execution (the “Waiver Effective Date”) by the Executive of the attached Waiver and Release agreement, no earlier than the last day of employment and no later than the date 21 days after the last day of employment. The Company’s obligation to make any payments or provide any benefits otherwise due under Section 2 shall cease in the event the Executive fails to comply with the terms of this Agreement or the Waiver and Release, and no payment shall be made until the expiration of the seven-day revocation period following execution of the Waiver and Release agreement, provided that such payments shall accrue from the last day of employment. If the Executive revokes the Waiver and Release before the Waiver Effective Date, the Executive shall be deemed to have forfeited all unvested equity awards upon termination of employment and shall repay to the Company, within five business days of receipt of written demand therefor, an amount equal to the amounts previously paid or benefits previously provided (including the value of equity acceleration) under Section 2 of this Agreement.

4.Post-Employment Cooperation. At the Company's reasonable request, from and after Executive’s termination of employment, Executive shall use his good faith efforts to cooperate with the Company, its affiliates, and each of its and their respective attorneys or other legal representatives ("Attorneys") in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company or its affiliates and is now pending or may hereinafter be brought against the Company or its affiliates (or any of their officers, directors, agents, or assigns) by any third party; provided, that, the Company reasonably determines Executive's cooperation is important to the Company's case. The Executive's duty of cooperation will include, but not be limited to: (a) meeting with the Company's and/or its affiliates’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully the Executive's knowledge of matters at issue and recollection of events; (b) appearing at the Company's, its affiliates’ and/or their Attorneys' request (and, to the extent possible, at a time convenient to the Executive) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully the Executive's knowledge of matters at issue; and (c) signing at the Company's, its affiliates’ and/or their Attorneys' request, declarations or affidavits that truthfully state matters of which the Executive has knowledge. The Company shall reimburse the Executive for the reasonable expenses incurred by him in the course of his cooperation hereunder and shall pay Executive a reasonable per diem amount for each day that Executive provides post-employment cooperation requested pursuant to this paragraph.

5.Non-Assignability. Except for those rights that may accrue to the Executive’s family or estate in the event of his death or disability, neither this Agreement nor any right or interest hereunder shall be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, any attempt at such shall be void; provided, that any such benefit shall not in any way be subject to the debts, contract, liabilities, engagements or torts of the Executive, nor shall it be subject to attachment or legal process for or against the Executive.

6.Entire Agreement Modification. This Agreement sets forth the entire agreement and understanding of the parties concerning the subject matter hereof, and supersedes all prior agreements, arrangements and understandings relative to that subject matter. No term or provision hereof may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by the parties to this Agreement. No waiver of any of the provisions or conditions of this Agreement or of any of the rights, powers or privileges of a party will be effective or binding unless in writing and signed by the party claimed to have given or consented to such waiver. No representation, promise or inducement has been made to or relied upon by or on behalf of either party concerning the subject matter hereof which is not set forth in this Agreement. In particular, the Executive acknowledges and agrees that he is not entitled to receive from the Company any severance, incentive or other compensation or payment related to his retirement from the Company, other than the consideration specifically set forth herein. Nothing in this

Agreement shall affect Executive’s obligations to the Company under the Employment Agreement or under the proprietary information and inventions and non-compete agreement executed by the Executive.

7.Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

8.Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

DMC Global Inc.
11800 Ridge Parkway, Suite 300
Broomfield, CO 80021
E-mail address: mshepston@dmcglobal.com
Attention: Chief Legal Officer

To the Executive, at the address or e-mail of record in the Company’s file.

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by e-mail, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

9.Source of Payments. All cash payments provided in this Agreement will be paid from the general funds of the Company. The Executive’s status with respect to amounts owed under this Agreement will be that of a general unsecured creditor of the Company.

10.Federal Income Tax Withholding. The Company may withhold from any payments or benefits payable under this Agreement all federal, state, city or other taxes to the extent required pursuant to any law or governmental regulation or ruling.

11.Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

12.Titles. The titles and headings preceding the text of the paragraphs and subparagraphs of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

13.Section 409A Compliance. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. § 1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Code, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. § 1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing provisions of this Agreement, if the payment of any compensation or benefits under this Agreement would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and Executive constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that Executive would otherwise be entitled to during the first six months following Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after Executive’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest.

14.Governing Law; Venue. This Agreement will be construed and enforced in accordance with the laws of the State of Colorado. Any suit, action or other legal proceeding arising out of this Agreement shall be brought in the state or federal courts having jurisdiction in Denver, Colorado. Each of the Executive and the Company consents to the jurisdiction of any such court in any such suit, action, or proceeding and waives any objection that it may have to the laying of venue of any such suit, action, or proceeding in any such court.

15.Successor Obligations. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

16.Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

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IN WITNESS WHEREOF, the parties have executed this Agreement on September 30, 2022, but effective as of the date and year first above written.

DMC GLOBAL INC.

By: /s/ Kevin T. Longe
Kevin T. Longe, Chief Executive Officer

EXECUTIVE

By: /s/ Michael Kuta
Michael Kuta, Chief Financial Officer

Exhibit A

Dated: ___________, 20__

WAIVER AND RELEASE
This Waiver and Release is given in exchange for the consideration (the “Benefits”) offered under the Retirement Agreement between me and DMC Global Inc. dated September __, 2022 (the “Agreement”), which were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release DMC Global Inc. and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to (1) any existing right I have to indemnification, contribution and a defense, (2) any directors and officers and general liability insurance coverage, (3) any rights I may have as a shareholder of the Company and (4) any rights which cannot be waived or released as a matter of law.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release and has given me at least 21 days from the day I received a copy of this Waiver and Release to sign it.

In exchange for the payment to me of Benefits, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates and (3) waive any rights that I may have under any of the Company’s involuntary severance benefit plans, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA’’); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Agreement has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict me in any way from (1) bringing a lawsuit against the Company to enforce the Company’s obligations under the Agreement; (2) making any disclosure of information required by law; (3) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal, compliance or human resources officers; (4) testifying or participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization; (5) filing or making any whistleblower claim or report (although I shall, to the maximum extent permitted by law, disgorge to the Company upon receipt any monies received by me as a result of making any such claim or report); or (6) filing any claims that are not permitted to be waived or released under applicable law (although my ability to recover damages or other relief is still waived and released to the extent permitted by law).

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by Michelle Shepston, DMC Global Inc., 11800 Ridge Parkway, Suite 300, Broomfield, CO 80021, e-mail MShepston@dmcglobal.com, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release. In addition, I hereby affirm all of my continuing obligations under the Agreement, including, but not limited to, my obligations under my Employment Agreement and under the Company’s proprietary information and inventions and non-compete agreement and under Section 6 of the Retirement Agreement (my obligation to provide post-termination litigation assistance).